Exhibit 99.1

Enova Announces Planned Key Senior Leadership Changes

David Fisher, Chairman of the Board and CEO, to become Executive Chairman, effective January 1, 2026

Steve Cunningham, CFO, to become CEO, effective January 1, 2026

Scott Cornelis, Treasurer and VP of Finance, to become CFO, effective January 1, 2026

CHICAGO, July 24, 2025 /PRNewswire/ -- Enova International (NYSE: ENVA), a leading financial services company powered by machine learning and world-class analytics, today announced planned key senior leadership changes, which reflect the Company’s long-term leadership transition planning. David Fisher, Enova’s Chairman of the Board and Chief Executive Officer, will transition to the role of Executive Chairman of the Board of Directors, effective January 1, 2026, and will continue to lead the Board of Directors on company strategy while supporting stability and continuity during the leadership transitions. Fisher intends to serve as Executive Chairman for at least two years. Steve Cunningham, Enova’s current Chief Financial Officer, will succeed Fisher as CEO, effective January 1, 2026. In addition, Cunningham has joined the Board of Directors, effective immediately. Scott Cornelis, current Treasurer and Vice President of Finance for Enova, will succeed Steve Cunningham as CFO, effective January 1, 2026.

“It has been my honor to lead Enova through such a transformational time in the Company’s history. Handing the reigns to Steve is the natural continuation of our journey. These key planned leadership changes reflect the strategic vision and careful planning of our management team and Board, and they underscore our commitment to driving shareholder value and positioning the Company for continued excellence,” said Fisher. “I’ve worked closely with Steve over the last nine years and I am excited to see him build on our momentum. Steve’s leadership and execution have been critical to our success and performance consistency. With a deep understanding of the Company, decades of financial services experience and his outstanding leadership, Steve is the perfect person to become Enova’s next CEO and I look forward to working together to ensure a smooth transition as we continue to focus on driving profitable growth and long-term shareholder value.”

Cunningham added, "I’m thrilled about the opportunity to assume the CEO role. Since joining Enova nearly a decade ago, I have had the privilege of experiencing firsthand what an outstanding organization Enova is. I’d like to express my profound gratitude to David Fisher for his exceptional leadership, guidance and collaborative partnership during my time at Enova, which has prepared me well for this exciting next step in my career. Our performance will continue to be driven by our outstanding team as we execute on our focused growth strategy by leveraging our diversified product offerings, flexible-online only model and world-class risk management and technology capabilities.”

Cunningham continued, “We are also highly confident in Scott’s ability to assume the CFO position. During his tenure, he has been instrumental in transforming Enova’s financial profile, leveraging his deep financial expertise to optimize our capital structure, enhance liquidity, support the company’s strategic planning and growth initiatives and developing relationships with our equity and fixed-income investors. Working with Scott alongside our experienced team, I’m eager to advance Enova’s continued success.”

Steve Cunningham has served as Enova’s Chief Financial Officer since he joined in 2016. Cunningham joined Enova from Discover Financial Services, where he most recently served as Executive Vice President and Chief Risk Officer for Discover’s $8.7 billion direct banking and payment services business. He joined Discover as its Corporate Treasurer in 2010. Prior to Discover, Cunningham was the CFO of Harley-Davidson Financial Services, a $7 billion receivables business, and spent eight years at Capital One Financial in various corporate and line of business finance leadership positions, including CFO for the auto finance segment, a $20 billion receivables business, and CFO for the company’s banking segment. Cunningham also has experience as a bank regulator with the Federal Deposit Insurance Corporation and has served on the Board of Directors of AgriBank, a Farm Credit Bank, since January 2022. Cunningham received a bachelor’s degree in Corporate Finance and Investment Management from the University of Alabama and a Master of Business Administration from George Washington University. He also holds the professional designation of Chartered Financial Analyst.

Scott Cornelis has served as Enova’s Treasurer since he joined in 2017 and has more than over 25 years of finance and banking experience. Today, Cornelis leads Enova’s treasury, financial planning and analysis and investor relations functions. Before Enova, he led the treasury, capital markets and finance functions at BorrowersFirst and prior to that was an Executive Director in the Investment Banking division at J.P. Morgan for more than a decade. Cornelis holds a Bachelor of Business Administration in Economics from the University of Iowa.

About Enova

Enova International (NYSE: ENVA) is a leading online financial services company that serves small businesses and consumers who are underserved by traditional banks. For over 20 years, Enova has provided over $63 billion in loans and financing to more than 13 million customers by offering a suite of market-leading products powered by the company's world-class analytics, machine learning algorithms and proprietary technology. You can learn more about the company and its portfolio of businesses at www.enova.com.

Cautionary Statement Concerning Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about anticipated management changes and future financial and operating performance and prospects of Enova. Forward-looking statements can be identified by the use of the words “will,” “expects,” “estimates,” “plans,” “anticipates” and similar expressions or variations. These forward-looking statements give current expectations of future events as of the date of this release and are not guarantees such events will occur in the future. Actual events and results, including the timing of such events, could differ materially from those indicated by such forward-looking statements because of various risks and uncertainties, including, without limitation, those risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports on Forms 8-K. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual events or results to differ materially from those indicated by the forward-looking statements. The Company cautions not to put undue reliance on these statements and disclaims any intention or obligation to update or revise any forward-looking statements after the date of this report except as may be required by law.

SOURCE Enova International, Inc.

For further information:

Public Relations Contact:

Erin Yeager

Email: media@enova.com

Investor Relations Contacts:

Lindsay Savarese

Office: 212-331-8417

Email: IR@enova.com